April 1, 2015

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

A Reliable System That Works

On March 27, the Office of Finance issued the 2014 Combined Financial Report of the Federal Home Loan Banks. The report describes a strong Federal Home Loan Bank System that continued to meet the needs of our nation’s local lenders throughout 2014. In 2014, Systemwide total assets increased by 9.5 percent to $913.3 billion. The System also grew its retained earnings by 8.7 percent during the year, to $13.2 billion, adding another layer of protection to our low-risk model. In 2014, Systemwide net income decreased by 10.6 percent due mainly to a decline in non-interest income and an increase in non-interest expense, but still finished at $2.25 billion – the third-highest level of net income since the financial crisis in 2008. This solid performance allowed the Federal Home Loan Bank System to contribute $269 million to the Federal Home Loan Banks’ Affordable Housing Programs during 2014. Most importantly, the Federal Home Loan Bank System increased advances by 14.5 percent during the year, to $570.7 billion, as we continued to help our more than 7,300 members across the country make the loans that drive economic growth and community development.

As I have previously reported, your cooperative performed very well during 2014. The Federal Home Loan Bank of New York was one of three Home Loan Banks to increase both its level of advances and its net income during the year. And our advances level remains strong: our month-end advances balance for February 2015 was $94.2 billion. Our continued focus on being an Advances Bank keeps us positioned to meet your needs each and every day.

A New Look, the Same Purpose

Later this month, the Federal Home Loan Bank of New York will launch a refreshed version of our logo. Our new logo will appear on everything from the FHLBNY Advantage publication to our web site to this monthly Report. As you will see, the font and other aspects of the logo have been revised to present a more modern look. However, though updated, the new logo will feel familiar: the house mark featuring the American flag remains the same, as a reflection of our unwavering focus on our housing mission.

The Federal Home Loan Bank of New York remains a stable and reliable cooperative, while inviting change and progress to continue to meet the needs of our membership. We believe this logo represents what we do every day together: help families realize the American dream of homeownership, and contribute to making strong, vital communities in the areas we serve. Our logo may change, but our mission remains the same: providing our local member lenders with funding and liquidity.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.